Exhibit 10.7

ABBOTT LABORATORIES
RESTRICTED STOCK UNIT AGREEMENT

        This Agreement made «DateAwded» (the “Grant Date”), between Abbott Laboratories, an Illinois corporation (the “Company”), and «FirstMILast» (the “Employee”), for the grant by the Company to the Employee of a Restricted Stock Award under the Company’s 1996 Incentive Stock Program.

        1.    Grant of Shares.    Pursuant to action of the Compensation Committee of the Board of Directors of the Company, and in consideration of valuable services heretofore rendered by the Employee to the Company and of the agreements hereinafter set forth, the Company has granted to the Employee the right to receive «NoShares» («NoShares12345») common shares of the Company (the “Restricted Stock Units” used herein “Units”) on the Delivery Date. The “Delivery Date” of the shares shall be the date on which the Restriction (as defined in Section 2 below) on such Units lapse. Unless indicated otherwise, the shares of stock shall be delivered in an equal number of shares (subject to rounding) as of each Delivery Date, if there is more than one Delivery Date applicable. The shares shall be issued from the Company’s available treasury shares. Prior to the Delivery Date(s), (a) the Employee shall not be treated as a shareholder as to those shares, and shall only have a contractual right to receive them, unsecured by any assets of the Company or the subsidiaries; (b) the Employee shall not be permitted to vote the Restricted Stock Units; and (c) the Employee’s right to receive such shares will be subject to the adjustment provisions relating to mergers, reorganizations, and similar event set forth in the Plan. The Restricted Stock Units shall be subject to all of the restrictions hereinafter set forth. The Employee shall be permitted to receive cash payments equal to the dividends and distributions paid on shares of stock (other than dividends or distributions of securities of the Company which may be issued with respect to its shares by virtue of any stock split, combination, stock dividend or recapitalization) to the same extent as if each Unit was a share of stock, and those shares were not subject to the restrictions imposed by this Agreement and the Plan; provided, however, that no dividends or distributions shall be payable to or for the benefit of the Employee with respect to record dates for such dividends or distributions occurring on or after the date, if any, on which the Employee has forfeited the Restricted Stock Units.

        2.    Restriction.    Until the restriction imposed by this Section 2 (the “Restriction”) has lapsed pursuant to Section 3 or 4 below, the Units shall not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of, and shall be subject to forfeiture as set forth in Section 5 below.

        3.    Lapse of Restriction by Passage of Time.    The Restriction shall lapse and have no further force or effect upon the earlier of: (a) three (3) years after the date of this Agreement; or (b) employee’s attainment of age 65.

        4.    Lapse of Restriction by Death or Disability.    The Restriction shall lapse and have no further force or effect upon the Employee’s death, disability or involuntary discharge other than “for cause”. For purposes of this Agreement, the term “disability” shall mean the Employee’s disability as defined in subsection 4.1(a) of the Abbott Laboratories Extended Disability Plan for twelve consecutive months. Once the Employee has been disabled as defined in this Section for twelve consecutive months, the disability shall be deemed to have occurred on the first day of such twelve month period. The term discharge “for cause” shall have the meaning given that term by Section 9.

        5.    Forfeiture of Units.    In the event of termination of the Employee’s employment with the Company due to the Employee’s voluntary resignation (including retirement under a Company pension plan) or involuntary discharge for cause, prior to lapse of the Restriction under Section 3 or 4, all of the Units shall be forfeited as of the date of termination, without consideration to the Employee or his executor, administrator, personal representative or heirs (“Representative”). In the event the Employee’s employment is terminated due to retirement under a Company Pension Plan, the Compensation Committee of the Board of Directors of the Company may, in its sole discretion, waive forfeiture as to any or all of the Units.

        6.    Withholding Taxes.    The lapse of the Restriction on the Units pursuant to Section 3 or 4 above or the delivery of the shares shall be conditioned on the Employee or the Representative having made appropriate arrangements with the Company to provide for the withholding of any taxes as may be required to be withheld by federal, state or local law with respect to such lapse or delivery.

        7.    Rights Not Enlarged.    Nothing herein confers on the Employee any right to continue in the employ of the Company or of any of its subsidiaries.

        8.    Succession.    This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee and his Representative.

        9.    Discharge for Cause.    The term discharge “for cause” shall mean termination by the Company of the Employee’s employment for (A) the Employee’s failure to substantially perform the duties of his employment (other than any such failure resulting from the Employee’s disability); (B) material breach by the Employee of the terms and conditions of his employment; (C) material breach by the Employee of business ethics; (D) an act of fraud, embezzlement or theft committed by the Employee in connection with his duties or in the course of his employment; or (E) wrongful disclosure by the Employee of secret processes or confidential information of the Company or its subsidiaries.

        IN WITNESS WHEREOF, the parties have executed this Agreement, on the date first above written.

ABBOTT LABORATORIES

By	Miles D. White Chairman and Chief Executive Officer

«FirstMILast»